Media Contact:
Dana M. Harris
Napster
310-281-5073
dana.harris@napster.com

Investor Contact:
Jennifer Jarman
The Blueshirt Group for Napster, Inc.
(415) 217-7722
jennifer@blueshirtgroup.com

NAPSTER RAISES REVENUE GUIDANCE AS DEMAND FOR SUBSCRIPTION SERVICE GROWS

LOS ANGELES, Calif. - March 3, 2005 - Napster (NASDAQ: NAPS), the biggest brand in digital music, today raised guidance for its fourth fiscal quarter ending March 31, 2005. Napster now expects to report revenues of approximately $15 million for the fourth quarter, an increase from its prior projection of $14 million.

“We are raising our guidance based on robust growth in our subscription service,” said Chris Gorog, Napster’s Chairman and CEO. “Since the launch of Napster To Go, we have experienced exceptional demand for all aspects of our business. Our new marketing campaign is already delivering strong returns by generating unprecedented interest in both our regular and portable music subscription offerings. A positive reception to compatible MP3 players from iriver, Creative and Dell is also fueling demand. For example, within hours of launching a Napster To Go promotion with iriver, we sold out of the ‘bundles’ and added a significant number of new, year-long subscribers. We are confident that interest in our portable subscription service will further increase as consumers learn that for about the price of one CD per month, they have unlimited ability to fill and refill their MP3 players with their choice of more than one million songs.”

Napster reported a net cash and investment balance of approximately $188 million on February 9, 2005 and approximately 42.8 million total outstanding shares.

About Napster
Napster, the biggest brand in digital music, is a subscription service that enables fans to freely sample the world’s largest and most diverse online collection of music and move an unlimited amount of songs to compatible MP3 players. Napster (www.napster.com) members have access to songs from all major labels and hundreds of independents and have more ways to discover, share and acquire new music and old favorites with community features like the ability to email tracks to friends and browse other members' collections. Napster also offers Napster Light, a "lighter" version of the service for those who just want to purchase songs and albums a la carte. Napster is currently available in the United States, Canada and the U.K. and is headquartered in Los Angeles with offices in San Jose, San Diego, New York and London.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release, in particular matters related to Napster’s future revenue and the success of Napster To Go are forward-looking statements that are subject to certain risks and uncertainties such as decreased demand for our products and services; flaws inherent in our products or services; failure of our products to interoperate with the hardware products of our customers, intense competition; failure to maintain relationships with strategic partners and content providers, and general economic conditions, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on February 9, 2005, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2005 Napster, LLC. All rights reserved. Napster, the Napster Kitty Logo, Napster To Go and Napster Light are either trademarks or registered trademarks of Napster, LLC in the United States and/or other countries.